Exhibit 5.1

[LETTERHEAD of Bryan Cave LLP]

March 19, 2007

Board of Directors

Stereotaxis, Inc.

4041 Forest Park Avenue

St. Louis, Missouri 63108

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”), (No. 333-137007) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) (which Registration Statement also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-129629) filed by the Company with the Commission under the Act), by Stereotaxis, Inc., a Delaware corporation (the “Company”). We also refer to our opinion dated August 30, 2006, which was included as Exhibit 5.1 to the Registration Statement, and the prospectus supplement to the Registration Statement to be filed with the Commission on the date hereof (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering by the Company of up to 1,919,000 shares of common stock, par value $0.001 per share (the “Shares”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Prospectus Supplement;

(ii)	the Registration Statement;

(iii)	the Amended and Restated Certificate of Incorporation of the Company; and

(iv)	the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied

Stereotaxis, Inc.	BRYAN CAVE LLP
March 19, 2007

without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the use of our name in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bryan Cave LLP